CANARY SUI ETF S-1/A

Exhibit 3.3

Delaware	Page 1

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CANARY SUI ETF”, CHANGING ITS NAME FROM “CANARY SUI ETF” TO “CANARY STAKED SUI ETF”, FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF DECEMBER, A.D. 2025, AT 2:43 O’CLOCK P.M.

Charuni Patibanda-Sanchez, Secretary of State

10121980 8100	Authentication: 205651768
SR# 20254911810	Date: 12-17-25

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporation
Delivered 02:43 PM 12/17/2025
FILED 02:43 PM 12/17/2025
SR 20254911810 -File Number 10121980

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST
OF

CANARY SUI ETF

This Certificate of Amendment to the Certificate of Trust of Canary SUI ETF (the statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq “Trust”) is being duly executed and filed to amend the Certificate of Trust (the “Certificate of Trust”) of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.            Name. The name of the statutory trust amended hereby is Canary SUI ETF.

2.            Amendment of Certificate. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to Canary Staked SUI ETF.

3.            Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act.

CSC DELAWARE TRUST COMPANY, not in its individual capacity but solely as Trustee of the Trust

By:
	Name:	James Grier
	Title:	Vice President